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Pricing Supplement dated September 19, 2001                    Rule 424(b)(3)
(To Prospectus dated August 23, 2001 and                   File No. 333-66598
Prospectus Supplement dated August 24, 2001)

                        TOYOTA MOTOR CREDIT CORPORATION

                       Medium-Term Note - Floating Rate
______________________________________________________________________________

Principal Amount:  $100,000,000         Trade Date: September 19, 2001
Issue Price: See "Plan of Distribution" Original Issue Date: September 21, 2001 Initial Interest Rate: See "Additional Net Proceeds to Issuer: $99,990,000
                 Terms of the Notes"    Principal's Discount
Interest Payment Period: Monthly          or Commission: 0.01%
Stated Maturity Date: September 23, 2002

______________________________________________________________________________

Calculation Agent: Bankers Trust
Interest Calculation:
     [X]  Regular Floating Rate Note       [ ]  Floating Rate/Fixed Rate Note
     [ ]  Inverse Floating Rate Note              (Fixed Rate Commencement
            (Fixed Interest Rate):                 Date):
     [ ]  Other Floating Rate Note                (Fixed Interest Rate):
            (see attached)

   Interest Rate Basis: [ ] CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
        [ ]  Eleventh District Cost of Funds Rate  [ ]  Federal Funds Rate
        [X]  LIBOR     [ ]  Treasury Rate          [ ]  Other (see attached)
                 If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                   [X]  Telerate Page: 3750

   Initial Interest Reset Date: October 21, 2001  Spread (+/-): -0.03%
   Interest Rate Reset Period: Monthly            Spread Multiplier:  N/A
   Interest Reset Dates: The 21st of each         Maximum Interest Rate: N/A
        calendar month, commencing
        October 21, 2001
   Interest Payment Dates: The 21st of each       Minimum Interest Rate: N/A
    calendar month, commencing October 21,        Index Maturity: 1 month
    2001, and see "Additional Terms of the Notes" Index Currency:  U.S. dollars

Day Count Convention:
        [ ]  30/360 for the period from       to
        [X]  Actual/360 for the period from September 21, 2001 to
             September 23, 2002
        [ ]  Other (see attached)

Redemption:
        [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
        [ ] The Notes may be redeemed prior to Stated Maturity Date. Initial Redemption Date: N/A
             Initial Redemption Percentage: N/A
             Annual Redemption Percentage Reduction: N/A

Repayment:
        [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
        [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
             Optional Repayment Date(s):
             Repayment Price:     %
Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated
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                           ___________________________
                              Salomon Smith Barney

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Additional Terms of the Notes

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to one month LIBOR determined on September 19, 2001 minus 0.03%.

          Notwithstanding anything to the contrary herein, the final payment of interest on the Notes will be a long coupon. Accordingly, September 21, 2002 will not be an Interest Payment Date, and the Maturity Date will be an Interest Payment Date.


Plan of Distribution

          Under the terms of and subject to the conditions of terms agreement under a First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. ("SSB"), as amended by Amendment No. 1 thereto, dated January 12, 2000, and Amendment No. 2 thereto, dated August 24, 2001 (as amended, the "Agreement"), SSB, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.99% of their principal amount. SSB may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by SSB.

          Under the terms and conditions of the Agreement, SSB is committed to take and pay for all of the Notes offered hereby if any are taken.